SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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ADARNA ENERGY CORPORATION
(Name of Registrant as Specified In Its Charter)

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ADARNA ENERGY CORPORATION
11 Riverside Drive, Suite 206
Cocoa, Florida 32922

INFORMATION STATEMENT

To the Holders of the Voting Stock:

The purpose of this Information Statement is to notify you that the holders of shares representing a majority of the voting stock of Adarna Energy Corporation (the “Company”) have given their written consent to a resolution adopted by the Board of Directors of the Company to merge the Company into its wholly-owned subsidiary, Oxysonix Corporation, a Delaware corporation.  The merger will have the effect of (1) changing the name of the Company to Oxysonix Corporation, (2) decreasing the authorized common shares from 5,000,000,000 to 50,000,000, and (3) effecting a 1-for-10,000 reverse split of the outstanding common stock.  We anticipate that this Information Statement will be mailed on August ____, 2012 to shareholders of record.  On or after August ____, 2012, the certificate of merger will be filed with the Delaware Secretary of State and become effective.

Delaware corporation law permits holders of a majority of the voting power to take shareholder action by written consent. Accordingly, the Company will not hold a meeting of its shareholders to consider or vote upon the amendment of the Company’s certificate of incorporation.

WE ARE NOT ASKING YOU FOR A PROXY.
YOU ARE REQUESTED NOT TO SEND US A PROXY.

August ________, 2012	MAX BENNETT, Chairman

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

We determined the shareholders of record for purposes of this shareholder action at the close of business on July 17, 2012 (the “Record Date”).  The table below lists the authorized voting stock as of the Record Date, the number of shares of each class that were outstanding on the Record Date, and the voting power of each class. Each share of common stock is entitled to one vote.  Each share of Series D Preferred Stock is entitled to vote on an as-converted basis. Each share of the Company’s Series D Preferred Stock is convertible into Company common stock at a rate equal to one divided by the lowest volume weighted average price for the trailing 90 days; provided, however, that no holder of Series D shares is permitted to receive or vote more 4.9% of the Company’s issued and outstanding common shares of the Company upon conversion of the Series D shares. The holders of shares of the Company’s Series F Preferred Stock are entitled to a portion of the aggregate voting power of the Company equal to four times the total amount of the Company’s fully-diluted issued and outstanding common shares.

Security	Authorized	Outstanding	Voting Power
Common Stock	5,000,000,000	4,717,738,646	4,717,738,646
Series D Preferred Stock	1,200,000	1,170,845	470,830,317
Series F Preferred Stock	800,000	800,000	27,108,475,851

The following table sets forth information regarding the voting stock beneficially owned by Max Bennett, our Chief Executive Officer, each member of our board of directors, all officers and directors as a group, and any person who, to our knowledge, owned beneficially more than 5% of any class of voting stock as of July 17, 2012:

Name and Address of Beneficial Owner	Common	% of Class	Series D Preferred	% of Class	Series F Preferred	% of Class	Percentage of Total Voting Power

Max Bennett	--	--	--	--	--	--	--
Kevin Kreisler(1)	2,400,000,000	50.9%	870,845	74%	--	--	7.8%
All Officers and Directors (2 persons)	2,400,000,000	50.9%	870,845	74%	--	--	7.8%

Petrocavitation Partners, LLC(2)(3)	--	--	--	--	450,000	56.2%	45.0%
Applied Combustion Research, LLC(2)(4)					350,000	43.8%	35.0%
________________________
(1)	The Series D shares attributed to Kevin Kreisler are beneficially owned by Viridis Capital, LLC, an entity controlled by Mr. Kreisler.

(2)	The address of Petrocavitation Partners, LLC and Applied Combustion Research, LLC is c/o Oxysonix Corporation, 11 Riverside Drive, Suite 206, Cocoa, Florida 32922.

(3)	The Managing Member of Petrocavitation Partners, LLC is J.M. Abbey, who has voting and dispositional control over the shares owned by Petrocavitation Partners, LLC.

(4)	The Managing Member of Applied Combustion Research, LLC is U. Autino, who has voting and dispositional control over the shares owned by Applied Combustion Research, LLC.

THE MERGER OF THE COMPANY INTO ITS WHOLLY-OWNED SUBSIDIARY

Adarna Energy Corporation is a Delaware holding company with two subsidiaries:  EcoSystem Technologies, LLC, a Minnesota limited liability company, and Oxysonix Corporation, a Delaware corporation.  Neither subsidiary produces revenue at this time, so this multi-tier structure results in unnecessary expense:  both administrative labor and the expense of multiple state filings.  To reduce these expenses, the Company's Board of Directors has unanimously approved the merger of Adarna Energy Corporation into its wholly-owned subsidiary, Oxysonix Corporation, in a transaction which will (1) change the name of the post-merger Company to Oxysonix Corporation, (2) decrease the authorized common shares from 5,000,000,000 to 50,000,000, and (3) effect a 1-for-10,000 reverse split of the common stock.  The holders of shares representing a majority of the Company’s outstanding voting stock have given their written consent to the resolution. Under Delaware corporate law, the consent of the holders of a majority of the voting power is effective as shareholder approval. We will file a Certificate of Ownership and Merger with the Secretary of State of Delaware on or after August ________, 2012, and it will become effective on the date of such filing (the “Effective Date”).

Throughout the remainder of this Information Statement, the current parent Company will be referred to as Adarna and the surviving Company following completion of the merger will be referred to as Oxysonix. The merger will be effected by merging Adarna with and into its wholly-owned subsidiary, Oxysonix Corporation (the “Merger”). Upon completion of the Merger, Adarna will cease to exist as a corporate entity, and Oxysonix will succeed to the assets and liabilities of Adarna (including ownership of EcoSystem Technologies, LLC) and will continue to operate the business of Adarna. The merger will not result in any change in the business, management, capitalization, structure of the board of directors, fiscal year, assets, liabilities or location of principal facilities of the Company.  The directors of Adarna are the directors of Oxysonix.  In addition, the same individuals serve in the same capacities as officers of Oxysonix. The Company believes that the Merger will not affect any of its material contracts with any third parties and that Adarna’s rights and obligations under such material contractual arrangements will continue as rights and obligations of Oxysonix.

Adarna common stock is listed for quotation on the OTC Bulletin Board.  After the Merger, Oxysonix common stock will be listed for quotation on the OTC Bulletin Board.  Oxysonix common stock will be represented by a different CUSIP number than is currently used for Adarna common stock.  There will be no interruption in the trading of the Company’s common stock as a result of the Merger.

The certificate of incorporation and bylaws of Oxysonix Corporation will be the certificate of incorporation and bylaws of the Company after the Merger.  Subject to the difference in corporate name and authorized capital stock noted below, the Oxysonix certificate of incorporation is substantially similar to Adarna’s.  The bylaws of Oxysonix are also identical to the bylaws of Adarna in all material respects.  As both Oxysonix and Adarna are Delaware corporations, the Company will remain subject to the Delaware General Corporation Law.  A copy of the Oxysonix bylaws may be obtained by written request to Adarna at 11 Riverside Drive, Suite 206, Cocoa, Florida, 32922.

AFTER THE EFFECTIVE DATE, STOCK CERTIFICATES BEARING THE NAME “ADARNA ENERGY CORPORATION” (OR ANY OF THE COMPANY’S PREVIOUS CORPORATE NAMES) WILL REPRESENT SHARES IN OXYSONIX CORPORATION.  THEREFORE, IT WILL NOT BE NECESSARY TO SEND IN ANY OF YOUR STOCK CERTIFICATES REPRESENTING SHARES OF THE COMPANY'S COMMON STOCK, AS IT WILL NOT BE NECESSARY FOR STOCKHOLDERS TO EXCHANGE THEIR EXISTING ADARNA STOCK CERTIFICATES FOR OXYSONIX STOCK CERTIFICATES.  If, however, a shareholder wishes to acquire a certificate reciting the name Oxysonix Corporation after the Effective Date, he may do so by surrendering his certificate to Adarna’s transfer agent with a request for a replacement certificate and the appropriate stock transfer fee.  Adarna’s transfer agent is: Olde Monmouth Stock Transfer Co., 200 Memorial Parkway, Atlantic Highlands, NJ 07716, telephone number: 732-872-2727.

Recapitalization and Reverse Stock Split
The authorize capital stock of Oxysonix consists of  50,000,000 shares of common stock, $0.00001 par value, 20,000 shares of Series 1 Preferred Stock, and 9,980,000 shares of blank check preferred stock, $0.00001 par value.  The Certificate of Ownership and Merger provides that each class of Adarna securities will be converted into Oxysonix common stock, the 4,717,738,646 outstanding shares of Adarna common stock will be exchanged for 471,774 shares of Oxysonix common stock; the 1,170,845 shares of Adarna Series D Preferred Stock will be exchanged for 500,000 shares of Oxysonix common stock; and the 800,000 shares of Adarna Series F Preferred Stock will be exchanged for 4,000,000 shares of Oxysonix common stock.  As a result, the Company’s issued and outstanding common stock following completion of the Merger will be 4,971,774 shares. The following table is provided to show the impact of the Merger on the Company’s authorized, issued and outstanding shares:

	Pre-Merger		Post-Merger
Security	Authorized	Outstanding	Authorized	Outstanding
Common Stock	5,000,000,000	4,717,738,646	50,000,000	4,971,774
Series D Preferred Stock	1,200,000	1,170,845	--	--
Series F Preferred Stock	800,000	800,000	--	--
Series 1 Preferred Stock	20,000	20,000	20,000	20,000
Preferred Stock - Undesignated	3,275,000	--	9,980,000	--

The Board of Directors and majority shareholders have structured the Merger to effect a reverse split of the outstanding common stock.  Each ten thousand (10,000) outstanding shares of Adarna common stock, $0.0001 par value per share, will be automatically converted into one (1) share of Oxysonix common stock, $0.0001 par value per share, at the effective time of the Merger.  The Board of Directors and majority shareholders have adopted this structure in order to provide Oxysonix with flexibility in pursuing opportunities to obtain capital in order to fully implement its business plan. Management has determined that reducing the number of outstanding shares will make the Company more attractive to potential investors, many of whom disdain securities whose trading prices are fractions of a penny. The Board of Directors and majority shareholders have also structured the Merger so that, after the Merger, the Company will have authorized but unissued common shares.  The Board of Directors may utilize the additional shares in connection with corporate acquisitions, joint venture arrangements, or for other corporate purposes, including the solicitation and compensation of key personnel.

Management has not entered into any commitment to issue any shares except upon conversion of outstanding debentures.  Moreover, Management has no plans at this time that will involve the issuance of additional shares, other than a general plan to pursue additional financing. The following table shows the debentures currently outstanding and the amount of Oxysonix (post-Merger) common shares issuable upon conversion of such debentures.  In each case the creditor has the right to convert the principal amount of the debt into the Company common stock.  In no case does the Company have a contractual or other right to redeem the debt with stock or to force the creditor to convert the debt into stock.

Derivative Security	Creditor	Original Principal	Outstanding Principal	Shares Issuable
A&R Convertible Debenture(1)	Mammoth Corporation	$300,054	$108,788	108,788
Other Debentures(2)	Various Holders	$100,000	$50,067	50,067
Total(3)				158,855
________________________
(1)
The principal amount and accrued interest on the A&R Convertible Debenture issued to Mammoth Corporation are convertible by the holder into common stock at a conversion rate equal to 100% of the closing market price of the Company’s common stock on the day prior to conversion.

(2)
The principal amount and accrued interest on the other debentures issued to various holders are convertible by the holder into common stock at a conversion rate equal to the greater of $1.00 (after taking into account the reverse split effected by the Merger) or 50% of the closing market price of the Company’s common stock for the 20 days prior to conversion.

(3)
The amount of common stock issuable upon conversion of the above debentures are shown in the table above on a post-Merger basis. The amount of Oxysonix common shares potentially issuable upon conversion of such debentures on a pre-Merger basis would be 1,087,880,000 common shares for the A&R Convertible Debenture held by Mammoth Corporation, and another 500,670,000 common shares for the other debentures.

Management hopes to refinance or exchange each of these debentures for equity on terms more favorable to the Company than are estimated above. However, all of the foregoing debentures are currently exercisable, and the debentures will remain exercisable until satisfied. Conversion of those debentures would improve the Company’s balance sheet by reducing its debt to equity ratio, and increase its ability to obtain future financing.  However, conversion would also dilute the interest of current shareholders in the equity in the Company.

After the Effective Date, the Board of Directors will be authorized to issue an additional 45,028,226 common shares without having to obtain the approval of Oxysonix’ shareholders. Delaware law requires that the Board use its reasonable business judgment to assure that Oxysonix obtains “fair value” when it issues shares.  Nevertheless, the issuance of the additional shares would dilute the proportionate interest of current shareholders.  The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the contemporaneous market value of Oxysonix common stock. The recapitalization effected by the Merger is not being done for the purpose of impeding any takeover attempt, and Management is not aware of any person who is acquiring or plans to acquire control of Oxysonix. Nevertheless, the power of the Board of Directors to provide for the issuance of shares without shareholder approval has potential utility as a device to discourage or impede a takeover of Oxysonix.  In the event that a non-negotiated takeover was attempted, the private placement of stock into "friendly" hands, for example, could make Oxysonix unattractive to the party seeking control of Oxysonix.  This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

Fractional Shares
To avoid the existence of fractional shares of our common stock, a stockholder who would otherwise hold a fractional share of Oxysonix common stock as a result of the Merger will be entitled to receive one full share of common stock in lieu of such fractional shares upon surrender of his stock certificates to our transfer agent.

Certain Federal Income Tax Considerations
Subject to the limitations, qualifications and exceptions described in this section, it is expected that, for federal income tax purposes, no gain or loss will be recognized by the holders of shares of Adarna common stock as a result of the consummation of the Merger, and no gain or loss will be recognized by Adarna or Oxysonix. In addition, it is expected that each former holder of shares of Adarna common stock will have the same aggregate tax basis in the shares of Oxysonix common stock received by such person in the Merger as such holder had in the shares of Adarna common stock held by such person at the time of consummation of the Merger, and such person's holding period with respect to such shares of Oxysonix common stock will include the period during which such holder held the corresponding shares of Adarna common stock, provided the latter were held by such person as capital assets at the time of the consummation of the Merger. The Company has not requested a ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel with respect to the federal income tax consequences of the Merger under the Internal Revenue Code. A successful IRS challenge to the reorganization status of the Merger would result in a stockholder recognizing gain or loss with respect to each share of Adarna common stock exchanged in the Merger equal to the difference between the stockholder’s basis in such share and the fair market value, as of the time of the Merger, of the shares of Oxysonix common stock received in exchange therefor. In such event, a stockholder’s aggregate basis in the shares of Oxysonix common stock received in the exchange would equal their fair market value on such date, and the stockholder’s holding period for such shares would not include the period during which the stockholder held shares of Adarna common stock. State, local, or foreign income tax consequences to stockholders may vary from the federal tax consequences described above. Stockholders should consult their own tax advisors as to the effect of the Merger under applicable federal, state, local, or foreign income tax laws

No Dissenters Rights
Under Delaware law, shareholders are not entitled to dissenters’ rights with respect to the completion of the Merger.

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